SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported)  June 9, 1998
                                                      ---------------

                       MEDICAL DISCOVERIES, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)




                             Utah 0-12627 87-0407858
     ----------------------------------------------------------------------
          (State or other jurisdiction of (Commission (I.R.S. Employer incorporation or organization) File Number) Identification No.)





             2985 North 935 East, Suite 9, Layton, UT  84041
           ----------------------------------------------------
           (Address of principal executive offices) (Zip Code)



                              (801) 771-0523
           ----------------------------------------------------
           (Registrant's telephone number, including area code)




                                    N/A
------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report)

ITEM 5. OTHER EVENTS. ADDITIONAL FUNDING CLOSED THROUGH A PRIVATE PLACEMENT.

         On June 9, 1998, Medical Discoveries, Inc. (the "Company" or "MDI") announced it had closed additional funding through a private placement with a group of private investors consisting primarily of U.S.-based medical doctors representing a variety of specialities in multiple group practices. The total investment package provides for funding of $3,500,000 and issuance of 4,000,000 shares of common stock for an average aggregate purchase price $.875 per share. The initial and secondary rounds of funding are for $300,000 and $450,000 respectively at $0.75 per share, with the first round of funding having closed on June 9, 1998 and the second round of funding scheduled to be closed before July 31, 1998. The investor group also received warrants to acquire an additional 2,000,000 shares of common stock at prices ranging from $0.75 per share to $1.50 per share. The Company was assisted in this offering by an investment consulting group who will be paid for its consulting services through issuance of 300,000 shares of common stock at $0.001 per share. The investment consulting group also received warrants to acquire an additional 1,000,000 shares of common stock at prices ranging from $0.50 per share to $0.75 per share. Representatives of the investor group and the Company will work to determine a mutually agreeable schedule for subsequent rounds of funding.

         In addition to the capital investment, the group of physician investors has obtained exclusive limited distribution rights for certain domestic and international markets related to some of the Company's own proprietary products and products from its joint venture agreements, subject to the group meeting reasonable minimum volume levels.

         The Company intends to use these funds to pursue FDA approvals for its MDI-P compound targeted at anti-bacterial, anti-fungal and anti-viral (HIV/AIDS) applications and for business development purposes for the Company's recently announced joint venture opportunities.


Date: June 9, 1998
      ----------------

MEDICAL DISCOVERIES, INC.



/s/ Lee F. Kulas
-------------------------------------
President and Chief Executive Officer